E. Nichol McCully
                                                    Senior Vice President and
                                                    Chief Financial Officer
                                                    630-782-2690

                                                    Lori P. Marin
                                                    Vice President and Treasurer
                                                    630-782-2690

              KEEBLER COMPLETES ACQUISITION OF AUSTIN QUALITY FOODS

ELMHURST, IL (March 6, 2000) - Keebler Foods Company (NYSE:KBL) announced today that it has completed the acquisition of Austin Quality Foods, Inc., after receiving early termination of the customary Hart-Scott-Rodino waiting period. The transaction, which was announced in January, represents a strategic growth opportunity for Keebler in single-serve bite-sized snacks and alternate retail channels.

The acquisition of Austin Quality Foods marks the third acquisition by Keebler in the past four years. Keebler acquired and successfully integrated the operations of Sunshine Biscuits in 1996 and President Baking Company in 1998. The Austin Quality Foods acquisition is valued at $250 million and will be financed with borrowings under Keebler's existing credit facilities. Keebler expects the acquisition will be accretive to earnings by the end of 2000.

"We are thrilled to be adding Austin's brands, product lines and manufacturing capabilities to Keebler," said Sam K. Reed, President and Chief Executive Officer of Keebler. "Austin is a very well-run company that has successfully focused on single-serve bite-sized snacks and the distribution of these products outside of supermarkets. These capabilities will complement Keebler's success in providing grain-based snack to consumers on-the-go and will provide us with enhanced growth opportunities in the key alternate retail channels."

Austin is a leading producer and marketer of single-serve baked snacks, including cracker sandwiches and bite-sized crackers and cookies. Austin is headquartered in Cary, North Carolina and has annual sales of approximately $200 million. Austin's products include cracker sandwiches under the AUSTIN brand, ZOO brand animal crackers, SEANIMALS brand cookies and DOLPHINS AND FRIENDS bite-sized cheddar cheese crackers. Austin was founded in 1935. The company employs over 1,200 associates in a state-of-the-art bakery.

Keebler, founded in 1853, is the second largest cookie and cracker manufacturer in the United States with net sales of $2.7 billion in 1999. Keebler markets its products under well-recognized brands such as KEEBLER, CHEEZ-IT, CARR'S, READY CRUST, FAMOUS AMOS, MURRAY, and PLANTATION. Keebler is also a leading manufacturer for both the private label and foodservice markets. Through its Little Brownie Baker subsidiary, Keebler is also a leading licensed supplier of Girl Scout Cookies. Keebler Foods Company is headquartered in Elmhurst, Illinois. For additional information, please visit the Keebler Web site at WWW.KEEBLER.COM.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company's prospects in general are described in the company's filings with the Securities and Exchange Commission.